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                                                                   Exhibit 10.4

                              EMPLOYMENT AGREEMENT


                  This EMPLOYMENT AGREEMENT ("AGREEMENT") made as of July 16, 1998, between Penton Media, Inc. (formerly known as Penton Publishing, Inc.), a Delaware corporation (the "COMPANY"), and David Nussbaum ("EXECUTIVE")

                                   WITNESSETH:

                  WHEREAS, Executive desires to become an executive employee of the Company, and the Company desires to employ Executive as an executive employee;

                  WHEREAS, pursuant to a Combination Agreement among the Company and other parties, all of the outstanding capital stock of the Company will be distributed by Pittway Corporation to the shareholders of Pittway Corporation (the "SPINOFF");

                  WHEREAS, as a result of the Spinoff, the Company will become publicly held;

                  WHEREAS, the Company recognizes that, as is the case with many publicly held companies, the possibility of a Change of Control (as that term is hereinafter defined) will exist;

                  WHEREAS, the Company wishes to assure itself of both present and future continuity of management in the event of any Change of Control;

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. EMPLOYMENT. The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date (as defined in paragraph 20) and ending as provided in paragraph 5 hereof (the "EMPLOYMENT PERIOD").

                  2.       POSITION AND DUTIES.

                  (a) During the Employment Period, Executive shall serve as the Group President of the Company's New York Division (the "DIVISION"), with initial responsibility for the Company's electronics group and independent exhibitions and shall have the normal duties, responsibilities and authority of an executive serving in such position with such responsibilities, subject to the power of the Board of Directors of the Company (the "BOARD") or the Chief Executive Officer of the Company to reasonably expand or limit such duties, responsibilities and authority, either generally or in specific instances. Executive also shall have the title Executive Vice President of the Company.

                  (b) Executive shall report to the Chief Executive Officer or the President and Chief Operating Officer of the Company.



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                  (c) During the Employment Period, Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods, reasonable periods of illness or other incapacity, and, provided such activities do not have more than a DE MINIMIS effect on Executive's performance of his duties under this Agreement, participation in charitable and civic endeavors and management of Executive's personal investments and business interests) to the business and affairs of the Company and the Division. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

                  (d) Executive shall have offices at the Company's Hasbrouck Heights and New York City offices, and shall perform his duties and responsibilities principally from those locations. In the event the Company and the Executive agree at any time that the Executive should relocate to the Cleveland, Ohio area, the Company will reimburse all the normal costs of an executive relocation.

                  3.       COMPENSATION AND BENEFITS.

                  (a) SALARY. The Company agrees to pay Executive a salary during the Employment Period, in semi-monthly installments. Executive's annual salary for 1998 shall be $300,000. Executive's annual salary for the 1999 calendar year shall be $345,000. The Compensation Committee of the Board (or, if there is no such Committee, the Board) shall review Executive's salary from time to time and in any event no less frequently than annually and may, in its sole discretion, increase it.

                  (b)      BONUS(ES).

                  (i) SIGNING BONUS. In order to mitigate any loss Executive would incur relative to Executive's United News & Media options as a result of the execution of this Agreement, Executive shall receive a signing bonus of $200,000 payable, at the Executive's election, in either (A) cash (less applicable withholding taxes) upon the Effective Date, (B) such number of shares of the Company's Common Stock as is determined by dividing $200,000 by the average closing price per share of the Company's Common Stock on the New York Stock Exchange for the five trading days preceding the Effective Date, to be delivered to Executive on the first anniversary of the Effective Date, or (C) any combination thereof, provided that Executive shall make appropriate tax withholding arrangements if he elects payment in shares of the Company's Common Stock pursuant to the foregoing (B) or (C).

                  (ii) ANNUAL BONUS. Subject to approval by the Compensation Committee of the Board (or if there is no such Committee, the Board), beginning in the 1998 calendar year, Executive shall be eligible for an annual bonus based on the achievement of specified Division and Company goals. The Division goal shall be based on the Division's budgeted 1998 contribution profit of $16,307,000. "Contribution profit" shall mean an amount equal to the direct revenues of the New York Division less direct operating expenses before any allocation of corporate overheads as calculated by the Company. The Company goal shall be based on the Company's adjusted budgeted 1998

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                           earnings before interest, taxes, depreciation and
                           amortization ("EBITDA"), adjusted to take into account the Spinoff, the related acquisition of the operations of Donohue-Meehan Publishing Company for the remainder of 1998 following the Spinoff, the costs associated with the changes in the Company's structure and status resulting from the Spinoff and the exclusion of the operations of Curtin & Pease/Peneco, Inc. ("Adjusted Budgeted 1998 EBITDA"). The Company's Adjusted Budgeted 1998 EBITDA is expected to be determined on or before July 31, 1998, and shall be used for purposes of determining 1998 annual incentive compensation of the Executive and other comparable executive officers of the Company. The total bonus opportunity for 1998 at budget as adjusted is $150,000, which amount shall be guaranteed for 1998 regardless of Division or Company performance. Executive shall receive additional annual bonus for 1998 as follows: two percent of all dollar amounts of the Division's contribution profit in excess of the target specified above; and one percent of all dollar amounts of the Company's EBITDA in excess of Adjusted Budgeted 1998 EBITDA. Annual bonus opportunities for subsequent years shall be based on principles similar to the foregoing and shall be comparable to bonus opportunities for similarly situated Executives of the Company, but with a minimum bonus opportunity of $200,000 per year.

                  (c)      LONG TERM INCENTIVE.

                           Subject to approval by the Compensation Committee of the Board (or, if there is no such Committee, the Board), Executive will be granted an award entitling him to earn additional long-term incentive compensation over the 1998, 1999 and 2000 calendar years up to $450,000 (the "PERFORMANCE AWARD"). Such Performance Award shall become 100% vested on December 31, 2000, if Executive remains an employee of the Company until that date and

                           (A) the Division's cumulative contribution profit for 1998, 1999 and 2000 attributable solely to Organic Growth (as hereinafter defined), equals or exceeds $56,627,000; or

                           (B) the Division, through a combination of Organic Growth and Acquisition Growth (as hereinafter defined), achieves $30,000,000 or more in contribution profit for the year 2000.

                           For purposes of this Agreement, "ORGANIC GROWTH" shall mean business generated by employing the current resources of the Division or Company and further resources generated by Organic Growth, including expansion of existing business and creation of new businesses from the existing operations or resources of the Division or Company.

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                           For purposes of this Agreement, "ACQUISITION GROWTH"
                           shall mean business generated by employing resources not currently held by the Division that are purchased or acquired by the Division from unrelated third parties.

                           Executive also may become partially vested in such Performance Award upon the termination of his employment with the Company for Good Reason (as hereinafter defined) or the termination of his employment by the Company other than for Cause (as hereinafter defined) after December 31, 1998 and before December 31, 2000, based on the following schedule, if the following performance targets have been met or exceeded by the Division:

                           (X) if the Executive's employment is terminated in the circumstances described in this sentence during 1999 and the Division's 1998 contribution profit equaled or exceeded $16,307,000, Executive shall be vested upon such termination in 25% of such Performance Award; and

                           (Y) if the Executive's employment is terminated in the circumstances described in this sentence during 2000 and the Division's cumulative contribution profit for 1998 and 1999 equaled or exceeded $35,057,000, Executive shall be vested upon such termination in 60% of such Performance Award.

                           However, if Executive's employment is terminated prior to December 31, 2000 by the Company for Cause or by the Executive's voluntary resignation other than for Good Reason, the Performance Award shall be forfeited.

                           Notwithstanding the foregoing, in the case of a Change of Control (as hereinafter defined) during 1998, 1999 or 2000, if Executive's employment with the Company is terminated by the Company other than for Cause or by the Executive for Good Reason during the two year period following such Change of Control, Executive shall be 100% vested in such Performance Award upon such termination of employment.

                           Any Performance Award that becomes payable shall be paid to the Executive, at the Executive's election, as soon as reasonably practicable after the Executive becomes entitled to the Performance Award, in either
                           (A) cash (less applicable withholding taxes), or (B) shares of the Company's Common Stock, provided that Executive shall make appropriate tax withholding arrangements if he elects payment in shares of the Company's Common Stock.

                  (d) STOCK OPTIONS. In connection with the Spinoff, the Company expects to adopt a plan (the "1998 STOCK OPTION PLAN") pursuant to which options to purchase shares of the Company's Common Stock, and other equity-based incentive compensation awards, may be granted to Executive and other officers of the Company. In connection with or following the Spinoff, subject to approval of the Compensation Committee of the Board (or, if there is no such Committee, the Board),
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Executive shall receive awards under the Company's 1998 Stock Option Plan during the Employment Period as follows:

                  (i) INITIAL COMPANY OPTIONS. As soon as reasonably practicable after the Spinoff, the Executive shall be granted an option to purchase, at an exercise price equal to the fair market value of the Company's Common Stock at the date of grant, such a number of shares of the Company's Common Stock as is necessary to generate an expected value for such grant (using Black- Scholes methodology applied on a basis consistent with the application of such methodology in connection with option grants to the other executive officers of the Company) of $200,000.

                  (ii) 1999 COMPANY OPTIONS. In 1999, the Executive shall be granted options to purchase, at an exercise price equal to the fair market value of the Company's Common Stock at the date of grant, such a number of shares of the Company's Common Stock as is necessary to generate an expected value for such grant (using Black-Scholes methodology applied on a basis consistent with the application of such methodology in connection with option grants to the other executive officers of the Company) of $100,000, but in any event, for 1999, for at least the same number of shares of the Company's Common Stock for which options are granted to such other executive officer or officers of the Company who is granted options on the third highest number of shares of the Company's Common Stock for such year.

                  (iii) SUBSEQUENT COMPANY OPTIONS. Annually thereafter, commencing in 2000, the Executive shall be granted options to purchase, at an exercise price equal to the fair market value of the Company's Common Stock at the date of grant, such a number of shares of the Company's Common Stock as is necessary to generate an expected value per annual grant (using Black-Scholes methodology applied on a basis consistent with the application of such methodology in connection with option grants to the other executive officers of the Company) of $100,000, but in any event, for each year, for at least the same number of shares of the Company's Common Stock for which options are granted to such other executive officer or officers of the Company who is granted options on the third highest number of shares of the Company's Common Stock for such year.

                  (iv) If for any year subsequent to 1999, the Compensation Committee of the Board (or, if there is no such Committee, the Board) elects to grant Executive options to purchase the Company's Common Stock with an expected value less than $100,000, or if the Compensation Committee of the Board (or, if there is no such Committee, the Board) elects not to grant options to the Executive, the Company shall provide the Executive with any combination of cash, performance shares, or restricted shares in the equal to the difference between the expected value of the options granted and $100,000.

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                  (v)      The terms of each stock option (such as length and
                           exercisability) shall be as set forth in a stock option agreement between the Company and the Executive, provided that such agreement shall provide
                           (A) that each such option shall become exercisable as to one-third of the shares subject to such option on each of the first three anniversaries of the date of grant of each such option if the Executive remains employed on such anniversary, (B) that each such option shall become exercisable as to all shares subject thereto upon a Change of Control and (C) that each such option that is otherwise exercisable in accordance with its terms may be exercised by the Executive for the one- year period following any termination of the Executive's employment by the Company not for Cause or by the Executive for Good Reason.

                  (vi) If, at the time of the grant of any option pursuant to this paragraph (d), the issuance of shares upon exercise thereof has not been registered under the Securities Act of 1933, as amended, it shall be a condition to such grant that Executive execute and deliver to the Company a certificate confirming that Executive is an accredited investor (as such term is used in Regulation D under such Act) and including transfer restrictions and other provisions customary in connection with grants under such circumstances.

                  (e) EXPENSE REIMBURSEMENT. The Company shall reimburse Executive for all reasonable expenses incurred by him during the Employment Period in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements applicable generally with respect to reporting and documentation of such expenses. Executive acknowledges that under the Company's current air travel reimbursement policy, reimbursement is limited to coach fare (plus Executive's cost of any upgrade certificates used to upgrade to first class) on travel within the United States and is limited to business class fare on travel to and from foreign cities.

                  (f) STANDARD EXECUTIVE BENEFITS PACKAGE. In addition to the salary, bonus(es), long-term incentive, stock options and expense reimbursements payable to Executive pursuant to this paragraph, Executive shall be entitled during the Employment Period to participate, on the same basis as other executives of the Company, in the Company's Standard Executive Benefits Package. The Company's "STANDARD EXECUTIVE BENEFITS PACKAGE" means those benefits (including insurance, vacation, Company car or car allowance and/or other benefits) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board. On the date on which the Employment Period begins, Executive shall be credited with the number of years of his employment with his prior employer for purposes of vacation benefits included in the Standard Executive Benefits Package, and Executive shall be entitled to a minimum of four weeks vacation per year.

                  (g) ADDITIONAL BENEFITS. In addition to participation in the Company's Standard Executive Benefits Package pursuant to this paragraph, Executive shall be entitled during the Employment Period to:

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                  (i)      additional term life insurance coverage in an amount
                           equal to Executive's annual salary; but only if and so long as such additional coverage is available at standard rates from the insurer providing term life insurance coverage under the Standard Executive Benefits Package or from a comparable insurer acceptable to the Company; and

                  (ii) supplementary long-term disability coverage in an amount which will increase maximum covered annual compensation to $330,000 and the maximum monthly payments to $18,333; but only if and so long as such supplementary coverage is available at standard rates from the insurer providing long-term disability coverage under the Standard Executive Benefits Package or a comparable insurer acceptable to the Company.

                  (h) INDEMNIFICATION. With respect to Executive's acts or failures to act during the Employment Period in his capacity as a director, officer, employee or agent of the Company, Executive shall be entitled to indemnification from the Company, and to liability insurance coverage (if any), on the same basis as other directors and officers of the Company.

                  4. ADJUSTMENTS. Notwithstanding any other provision of this Agreement, it is expressly understood and agreed that if there is a significant reduction in the level of the business to which Executive's duties under this Agreement relate, or if all or any significant part of such business is disposed of by the Company and/or its subsidiaries or affiliates during the Employment Period but Executive thereafter remains an employee of the Company, the Compensation Committee of the Board (or, if there is no such Committee, the Board) may make adjustments in Executive's duties, responsibility and authority, and in Executive's compensation, as the Compensation Committee of the Board (or, if there is no such Committee, the Board) deems appropriate to reflect such reduction or disposition.

                  5.       EMPLOYMENT PERIOD.

                  (a) Except as hereinafter provided, the Employment Period shall continue until, and shall end upon, the second anniversary of the date on which the Employment Period begins.

                  (b) On each anniversary of the date on which the Employment Period begins which precedes Executive's sixty-fifth birthday by more than one year, unless the Employment Period shall have ended early pursuant to (c) below or either party shall have given the other party written notice that the extension provision in this sentence shall no longer apply, the Employment Period shall be extended for an additional calendar year (unless Executive's sixty-fifth birthday occurs during such additional calendar year, in which event the Employment Period shall be extended only until such birthday). In no event shall the Employment Period be extended beyond Executive's sixty-fifth birthday except by mutual written agreement of the Company and Executive.

                  (c) Notwithstanding (a) and (b) above, the Employment Period shall end early upon the first to occur of any of the following events:

                  (i)      Executive's death;

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                  (ii)     Executive's retirement upon or after reaching age 65
                           ("RETIREMENT");

                  (iii) the Company's termination of Executive's employment on account of Executive's having become unable (as determined by the Board in good faith) to regularly perform his duties hereunder by reason of illness or incapacity for a period of more than six (6) consecutive months ("TERMINATION FOR DISABILITY");

                  (iv) the Company's termination of Executive's employment for Cause ("TERMINATION FOR CAUSE");

                  (v) the Company's termination of Executive's employment other than a Termination for Disability or a Termination for Cause ("TERMINATION WITHOUT CAUSE");

                  (vi) Executive's termination of Executive's employment for Good Reason, by means of advance written notice to the Company at least thirty (30) days prior to the effective date of such termination identifying such termination as a Termination by Executive for Good Reason and identifying the Good Reason ("TERMINATION BY EXECUTIVE FOR GOOD REASON") (it being expressly understood that Executive's giving notice that the extension provision in the first sentence of paragraph 5(b) hereof shall no longer apply shall not constitute a Termination by Executive for Good Reason); provided that (A) if the Good Reason identified in such notice is the Good Reason set forth in paragraph 5(e)(ii) hereof, the Company may, at its option, defer the effective date of such termination for up to ninety (90) additional days and
                           (B) if the Good Reason identified in such notice is the Good Reason set forth in paragraph 5(e)(iv) hereof, Executive must give the written notice described in this paragraph no later than the second anniversary of the Change of Control, and such Change of Control shall cease to be a Good Reason if such notice is not given by such second anniversary; or

                  (vii) Executive's termination of Executive's employment for any reason other than Good Reason, by means of advance written notice to the Company at least one hundred twenty (120) days prior to the effective date of such termination identifying such termination as a Termination by Executive with Advance Notice ("TERMINATION BY EXECUTIVE WITH ADVANCE NOTICE") (it being expressly understood that Executive's giving notice that the extension provision in the first sentence of paragraph 5(b) hereof shall no longer apply shall not constitute a Termination by Executive with Advance Notice).

                  (d)      For purposes of this Agreement, "CAUSE" shall mean:

                  (i) the commission by Executive of a felony or a crime involving moral turpitude;

                  (ii)     the commission by Executive of a fraud;

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                  (iii)    the commission by Executive of any act involving
                           dishonesty or disloyalty with respect to the Company or any of its subsidiaries or affiliates which harms or damages any of them to any extent;

                  (iv) conduct by Executive that brings the Company or any of its subsidiaries or affiliates into substantial public disgrace or disrepute;

                  (v) gross negligence or willful misconduct by Executive with respect to the Company or any of its subsidiaries or affiliates;

                  (vi) repudiation of this Agreement by Executive or Executive's abandonment of his employment with the Company (it being expressly understood that a Termination by Executive for Good Reason or a Termination by Executive with Advance Notice shall not constitute such a repudiation or abandonment);

                  (vii) breach by Executive of any of the agreements in paragraph 8 hereof; or

                  (viii) any other breach by Executive of this Agreement which is material and which is not cured within thirty (30) days (or if more than thirty (30) days is absolutely necessary to cure such breach, within such period of time, not in excess of sixty (60) days, as is absolutely necessary to cure such breach) after written notice thereof to Executive from the Company.

                  (e) For purposes of this Agreement, "GOOD REASON" shall mean:

                  (i) a reduction by the Company in Executive's salary to an amount less than "EXECUTIVE'S REFERENCE SALARY" (i.e., Executive's initial salary or, in the event the Employment Period has been extended pursuant to paragraph 5(b) hereof, Executive's salary on the date on which the most recent such extension occurred); or

                  (ii) the Company's giving notice that the extension provision in the first sentence of paragraph 5(b) hereof shall no longer apply; or

                  (iii) any breach by the Company of this Agreement which is material and which is not cured within thirty (30) days after written notice thereof to the Company from Executive; or

                  (iv)     a Change of Control.

                  (f) For purposes of this Agreement, "CHANGE OF CONTROL" shall mean the occurrence of any of the following events during the Employment Period:

                  (i) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting


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                           power of the then-outstanding securities entitled to
                           vote generally in the election of directors ("VOTING STOCK") of such corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

                  (ii) the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

                  (iii) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (a "PERSON") has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding Voting Stock of the Company;

                  (iv) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

                  (v) if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause
                           (v) each director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the directors of the Company (or a nominating committee thereof) then still in office who were directors of the Company at the beginning of any such period will be deemed to have been a director of the Company at the beginning of such period, but excluding, for this purpose, any such director whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-1 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

                  Notwithstanding the foregoing provisions of paragraph 5(f)(iii) or 5(f)(iv), unless otherwise determined in a specific case by majority vote of the Board, a Change of Control shall not be deemed to have occurred for purposes of paragraph 5(f)(iii) or 5(f)(iv) solely because (A) the

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Company, (B) a subsidiary of the Company, (C) the Harris Group or (D) any
Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership. For purposes of the preceding sentence, the "HARRIS GROUP" shall mean Messrs. Irving B. Harris, Neison Harris, King Harris, William W. Harris and Sydney Barrows, and their respective spouses, descendants and spouses of descendants, trustees of trusts established for the benefit of such persons (acting in their capacity as trustees of such trusts), and executors of estates of such persons (acting in their capacity as executors of such estates), and each person of which any of the foregoing owns (i) more than fifty percent (50%) of the voting stock or other voting interests and (ii) stock or other interests representing more than fifty percent (50%) of the total value of the stock or other interests of such person.

                  6.       POST-EMPLOYMENT PERIOD PAYMENTS.

                  (a) If the Employment Period ends on the date on which (without any extension thereof) it is then scheduled to end pursuant to paragraph 5 hereof, or if the Employment Period ends early pursuant to paragraph 5 hereof for any reason, Executive shall cease to have any rights to salary, bonus (if any), options, expense reimbursements or other benefits other than:
(i) any salary which has accrued but is unpaid, any reimbursable expenses which have been incurred but are unpaid, and any unexpired vacation days which have accrued under the Company's vacation policy but are unused, as of the end of the Employment Period, (ii) (but only to the extent provided in any option theretofore granted to Executive or any benefit plan in which Executive has participated as an employee of the Company) any option rights or plan benefits which by their terms extend beyond termination of Executive's employment, (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA") and (iv) any other amount(s) payable pursuant to the succeeding provisions of this paragraph 6.

                  (b) If the Employment Period ends pursuant to paragraph 5 hereof on Executive's sixty-fifth birthday, or if the Employment Period ends early pursuant to paragraph 5 hereof on account of Executive's death, Retirement or Termination for Disability, the Company shall make no further payments to Executive except as contemplated in (a)(i), (ii) and (iii) above.

                  (c) If the Employment Period ends early pursuant to paragraph 5 hereof on account of Termination for Cause, the Company shall pay Executive an amount equal to that amount Executive would have received as salary (based on Executive's salary then in effect) had the Employment Period remained in effect until the later of the effective date of the Company's termination of Executive's employment or the date thirty days after the Company's notice to Executive of such termination. The Company shall make no further payments to Executive except as contemplated in (a)(i), (ii) and (iii) above.

                  (d) If the Employment Period ends early pursuant to paragraph 5 hereof on account of a Termination without Cause or a Termination by Executive for Good Reason, the

Company shall pay to Executive amounts equal to the amounts Executive would have received as salary (based on Executive's salary then in effect or, if greater, Executive's Reference Salary) had the Employment Period remained in effect for a period of twenty-four (24) months after the last day of the month in which the Employment Period ends, at the times such amounts would have been paid (in the event Executive is entitled during the payment period to any payments under any disability benefit plan or the like in which Executive has participated as an employee of the Company, less such payments), plus, for the year in which such termination occurs and the following year, the amount the Executive would have received as an annual bonus if the Division and the Company performed at bonus target for the year in which such termination occurs, such amount payable first at the time the annual bonus normally would be paid for the year in which such termination occurs and again at the time the annual bonus normally would be paid for the following year; PROVIDED, HOWEVER, that in the event of Executive's death during the payment period, the Company shall pay any subsequent such amounts to Executive's estate (or such person or persons as Executive may designate in a written instrument signed by him and delivered to the Company prior to his death) or, if so elected by the payee(s) by written notice to the Company within the period of sixty (60) days after the date of Executive's death, shall pay to such payee(s) a lump sum amount equivalent to the discounted present value of such amounts, discounted at the publicly announced reference rate for commercial lending of the Company's principal lending bank in effect at the date of notice to the Company of such election, with said amount to be paid on a date no later than thirty (30) days following the date of notice to the Company of such election. In addition, the Company shall reimburse Executive (net after taxes on the receipt of such reimbursement) for any premiums paid by Executive for health insurance provided to Executive (for Executive and his dependents) by the Company subsequent to the end of the Employment Period pursuant to the requirements of COBRA as in effect on the date of this Agreement. The Company shall make no further payments to Executive except as contemplated in (a)(i), (ii) and (iii) above. It is expressly understood that the Company's payment obligations under this (d) shall cease in the event Executive breaches any of his agreements in paragraph 7 or 8 hereof.

                  (e) If the Employment Period ends early pursuant to paragraph 5 hereof on account of a Termination by Executive with Advance Notice, the Company shall make no further payments to Executive except as contemplated in
(a)(i), (ii) and (iii) above.

                  (f) Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

                  7. CONFIDENTIAL INFORMATION. Executive acknowledges that the information, observations and data obtained by him while employed by the Company pursuant to this Agreement, as well as those obtained by him while employed by the Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement, concerning the business or affairs of the Company or any of its subsidiaries or affiliates or any predecessor thereof (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act, "CONFIDENTIAL INFORMATION") are the property of the Company or such subsidiary or affiliate. Therefore, Executive agrees that during the Employment Period and for three years thereafter he shall not disclose any Confidential Information without the prior written consent of the Chief Executive Officer of the Company unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive's performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders), and that he shall not use any Confidential Information for his own account without the prior written consent of the Chief Executive Officer of the Company. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, or to the work product or the business of the Company or any of its subsidiaries or affiliates which he may then possess or have under his control.

                  8.       NON-COMPETE, NON-SOLICITATION.

                  (a) Executive acknowledges that in the course of his employment with the Company pursuant to this Agreement he will become familiar, and during the course of his employment by the Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement he has become familiar, with trade secrets and customer lists of and other confidential information concerning the Company and its subsidiaries and affiliates and predecessors thereof and that his services have been and will be of special, unique and extraordinary value to the Company.

                  (b) Executive agrees that during the Employment Period and for any period following the Employment Period during which the Executive continues to receive payments pursuant to this Agreement, he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or in any other corporation or enterprise or otherwise, engage in or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, any business then actively being conducted by the Company or any of its subsidiaries or affiliates, including, without limitation, the publication or production of any magazine, special issue, catalogue, directory, newsletter, card deck, electronic/internet product, trade show, exhibition or ancillary product. Notwithstanding the foregoing, the restrictions of this subparagraph 8(b) shall not apply if Executive's employment with the Company is terminated by the Executive for Good Reason during the two year period following a Change of Control.

                  (c) Executive further agrees that during the Employment Period and for two years thereafter he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or of any of its subsidiaries or affiliates to quit or abandon his employ.

                  (d) Nothing in this paragraph 8 shall prohibit Executive from being: (i) a stockholder in a mutual fund or a diversified investment company or
(ii) a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, so long as Executive has no active participation in the business of such corporation or other entity.

                  (e) If, at the time of enforcement of this paragraph, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

                  9. ENFORCEMENT. Because Executive's services are unique and because Executive has access to Confidential Information and work product, the parties hereto agree that the Company would be damaged irreparably in the event any of the provisions of paragraph 8 hereof were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). In the event that the Company initiates legal proceedings to remedy an alleged violation of paragraph 8 by Executive but fails to obtain injunctive or other relief in such action, Executive shall be entitled to reimbursement by the Company for any costs incurred by Executive in defending such legal proceeding.

                  10. EXECUTIVE REPRESENTATIONS. Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity other than an agreement dated __________ between Miller Freeman, Inc. and Executive, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

                  11. SURVIVAL. Subject to any limits on applicability contained therein, paragraphs 7 and 8 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

                  12. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

                  NOTICES TO EXECUTIVE:

                  Mr. David Nussbaum
                  7 The Pines
                  Roslyn Estates, NY 11576
                  with a copy to:

                  Allen Perlstein, Esq.
                  Jaspan, Schlesinger, Silverman & Hoffman LLP
                  Attorneys at Law
                  300 Garden City Plaza
                  Garden City, New York  11530-3324

                  NOTICES TO THE COMPANY:

                  Mr. Thomas L. Kemp
                  Chief Executive Officer
                  Penton Media, Inc.
                  1100 Superior Avenue
                  Cleveland, OH 44114

                  with a copy to:

                  Daniel C. Hagen, Esq.
                  Jones, Day, Reavis & Pogue
                  North Point
                  901 Lakeside Avenue
                  Cleveland, Ohio  44114

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

                  13. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  14. PAYMENT OF CERTAIN COSTS AND EXPENSES RELATING TO A CHANGE OF CONTROL OF THE COMPANY. In the event that there is a Change of Control of the Company, if the Company thereafter wrongfully withholds from Executive any amount payable to Executive pursuant to this Agreement and Executive obtains a final judgment against the Company for such amount, the Company shall reimburse Executive for any costs and expenses (including without limitation attorneys' fees) reasonably incurred by Executive in obtaining such judgment and shall pay Executive interest on the amount of each such cost or expense from the date of payment thereof by Executive to the date of reimbursement by the Company at a floating rate per annum equal to the publicly announced reference rate for commercial lending of the Company's principal lending bank in effect from time to time.

                  15. COMPLETE AGREEMENT. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

                  16. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

                  17. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any of his or its rights or delegate any of his or its obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company's assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

                  18. CHOICE OF LAW. This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Ohio.

                  19. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

                  20. COMPANY OPTION. Executive has advised the Company that, under the terms of the agreement referred to in paragraph 10, unless Miller Freeman, Inc. agrees otherwise, Executive must give Miller Freeman, Inc. ninety days' notice in order to terminate his employment thereunder. Executive agrees to give Miller Freeman, Inc. such notice within seven days of the date hereof. Such notice shall request that Miller Freeman, Inc. waive the requirement of the ninety day notice period. Executive shall deliver a copy of such notice to the Company. In the event Executive shall not have provided the Company with the copy of such notice within seven days of the date hereof, the Company may, at its option, declare this Agreement null and void. The Executive shall use his best efforts to obtain the written agreement of Miller Freeman, Inc. to the termination of his employment under such agreement at the earliest possible date after the Executive gives such notice. Executive's employment hereunder shall commence on the first day after the date on which Miller Freeman, Inc. agrees to the termination of Executive's employment with Miller Freeman, Inc., or, if Miller Freeman, Inc. does not so agree, on the first day after the expiration of the ninety day notice period (the first day of Executive's employment hereunder being referred to herein as the "EFFECTIVE DATE").

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                             PENTON MEDIA, INC.


Date:    July 16, 1998                       By /s/ Thomas L. Kemp
                                               -------------------
                                                  Thomas L. Kemp
                                                  Chief Executive Officer


Date:    July 19, 1998                         /s/ David Nussbaum
                                               -------------------
                                                  David Nussbaum